Exhibit 23(i)(2)

                            HAWKINS, DELAFIELD & WOOD
                         67 WALL STREET, NEW YORK 10005





                                                   February 23, 1999


First Investors Management Company, Inc.
95 Wall Street
New York, New York 10005-4297

                             Re:    First Investors New York
                                    Insured Tax Free Fund, Inc.
                                    ---------------------------

Gentlemen:

               In connection with Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of First Investors New York Insured Tax Free Fund, Inc. and the related Prospectus, we are of the opinion under New York law that:

               (A) New York resident individual shareholders will not be subject to the personal income taxes imposed by New York State and by New York City on distributions from New York Insured (the "Fund") to the extent these distributions qualify as exempt-interest dividends, as defined in section 852(b)(5) of the Internal Revenue Code of 1986, and are attributable to interest on obligations issued by or on behalf of the State of New York or any political subdivision thereof, and

               (B) Fund distributions are not excluded from the determination of the franchise and corporation taxes that are based entire net income and respectively imposed by the State and City of New York.


                                                   Very truly yours,

                                                   /s/Hawkins, Delafield & Wood